     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1999

                                           REGISTRATION STATEMENT NO. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                     BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

          MASSACHUSETTS                                         04-2976299
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                              --------------------

                             TEN POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 556-1900
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                TIMOTHY L. VAILL
                      President and Chief Executive Officer
                     Boston Private Financial Holdings, Inc.
                             Ten Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 556-1900
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                              --------------------

                 Copies of all communications should be sent to:

                             WILLIAM P. MAYER, ESQ.
                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                             Proposed               Proposed
                                        Amount               Maximum                Maximum               Amount of
     Title of Shares to Be                to              Offering Price           Aggregate            Registration
          Registered                 Be Registered         Per Share(1)        Offering Price(1)             Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value       800,000 Shares           $6.6875               $5,350,000              $1,500
====================================================================================================================

(1) Based upon the average of the high and low sale prices reported on the Nasdaq National Market on April 20, 1999 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

                            -------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 27, 1999

PROSPECTUS
----------

                     BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

                         800,000 SHARES OF COMMON STOCK

         Five existing stockholders of Boston Private Financial Holdings, Inc. are offering to sell 800,000 shares of common stock under this prospectus.

         The selling stockholders may sell their shares in any manner described in the "Plan of Distribution" section of this prospectus beginning on page 12.

         Our common stock is traded under the symbol "BPFH" on the Nasdaq National Market. On April 26, 1999, the closing price for our common stock was $7.125.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF THE RISK FACTORS THAT YOU SHOULD CAREFULLY CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

                          -----------------------------


         NEITHER THE SECURITIES EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE COMMISSIONER OF BANKS OF THE COMMONWEALTH OF MASSACHUSETTS, NOR THE FEDERAL DEPOSIT INSURANCE CORPORATION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

         THESE SECURITIES ARE NOT DEPOSIT ACCOUNTS OF ANY BANK AND ARE NOT INSURED TO ANY EXTENT BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                          -----------------------------


                 THE DATE OF THIS PROSPECTUS IS ________, 1999.

                                -----------------

         You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. The selling stockholders are not making an offer of the common stock in any state where the offer is not permitted.


                                -----------------

                                TABLE OF CONTENTS

                                -----------------


                                                                    Page
                                                                    ----

RISK FACTORS..........................................................3

THE COMPANY...........................................................9

USE OF PROCEEDS......................................................11

REGISTRATION RIGHTS..................................................11

SELLING STOCKHOLDERS.................................................12

PLAN OF DISTRIBUTION.................................................12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................13

LEGAL MATTERS........................................................13

EXPERTS  ............................................................14


                                -----------------



         Our address is Boston Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109 (telephone number (617) 912-1900).

                                  RISK FACTORS

        An investment in our common stock involves various risks. This prospectus contains forward-looking statements within the meaning of the federal securities laws. You are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of a number of factors, including the factors listed below and those referenced in our documents which are filed with the SEC and which are incorporated by reference in this prospectus. In deciding whether or not to invest in our common stock, you should carefully consider the following risk factors:

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN BANKING CUSTOMERS AT CURRENT LEVELS

        Competition in the local banking industry coupled with our relatively small size may limit the ability of our banking subsidiary, Boston Private Bank & Trust Company, to attract and retain banking customers. Boston Private Bank & Trust Company faces competition from the following:

               - other banking institutions (including larger downtown Boston and suburban-based commercial banking organizations);

               -      savings banks;

               -      credit unions;

               -      other financial institutions; and

               - non-bank financial service companies serving eastern Massachusetts and adjoining areas.

        In particular, Boston Private Bank & Trust Company's competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided.

        Because Boston Private Bank & Trust Company maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes, it may be limited in its ability to attract customers. In addition, some of Boston Private Bank & Trust Company's current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than Boston Private Bank & Trust Company can accommodate.

        If Boston Private Bank & Trust Company is unable to attract and retain banking customers, it may be unable to continue its loan growth and its results of operations and financial condition may otherwise be negatively impacted. In as much as Boston Private Bank & Trust Company is our sole banking subsidiary, its financial performance is very significant to our overall results of operations and financial condition.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN INVESTMENT MANAGEMENT CLIENTS AT CURRENT LEVELS

        Due to the intense local competition and our relatively short history and limited record of performance in the investment management business, Boston Private Bank & Trust Company and our investment management subsidiary, Westfield Capital Management Company, Inc., may not be able to attract and retain investment management clients at current levels.

        In the investment management industry, we compete primarily with the following:

               -      commercial banks and trust companies;

               -      mutual fund companies;

               -      investment advisory firms;

               -      stock brokerage firms;

               -      law firms; and

               -      other financial services companies.

        Competition is especially keen in our geographic market area, because there are numerous well established and successful investment management firms in Boston. Many of our competitors have greater resources than we have.

        The ability of Boston Private Bank & Trust Company and Westfield Capital to successfully attract and retain investment management clients is dependent upon the ability of each to compete with its competitors' investment products, level of investment performance, client services and marketing and distribution capabilities. If Boston Private Bank & Trust Company and Westfield Capital are not successful, our results from operations and financial position may be negatively impacted.

        In addition, the ability of Boston Private Bank & Trust Company and Westfield Capital to retain investment management clients may be impaired by the fact that our investment management contracts are typically short-term in nature. Approximately 47% of our revenues are derived from investment management contracts which are typically terminable upon less than 30 days' notice. Most of our clients may withdraw funds from accounts under management generally in their sole discretion.

        Moreover, Westfield Capital receives performance-based fees resulting from its status as general partner or investment manager of three limited partnership investment funds. The amount of these fees are impacted directly by the investment performance of Westfield Capital. As a result, the future revenues from such fees may fluctuate and may be affected by conditions in the capital markets and other general economic conditions.

        Westfield Capital is our major investment management subsidiary, and its financial performance is a significant factor in our overall results of operations and financial condition.

DEFAULTS IN THE REPAYMENT OF LOANS MAY NEGATIVELY IMPACT OUR BUSINESS.

        Defaults in the repayment of loans by Boston Private Bank & Trust Company's customers may negatively impact its business. A borrower's default on its obligations under one or more of Boston Private Bank & Trust Company's loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan.

        In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Boston Private Bank & Trust Company may have to write-off the loan in whole or in part. In such situations, Boston Private Bank & Trust Company may acquire any real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

        Boston Private Bank & Trust Company's management periodically makes a determination of an allowance for loan losses based on available information, including the quality of its loan portfolio, certain economic conditions, the value of the underlying collateral and the level of its non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, Boston Private Bank & Trust Company will incur additional expenses.

        In addition, bank regulatory agencies periodically review Boston Private Bank & Trust Company's allowance for loan losses and the values it attributes to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require Boston Private Bank & Trust Company to adjust its determination of the value for these items. These adjustments could negatively impact Boston Private Bank & Trust Company's results of operations or financial position.

A DOWNTURN IN THE LOCAL ECONOMY OR REAL ESTATE MARKET COULD NEGATIVELY IMPACT OUR BANKING BUSINESS

        A downturn in the local economy or real estate market could negatively impact our banking business. Because Boston Private Bank & Trust Company serves primarily individuals and smaller businesses located in eastern Massachusetts and adjoining areas, with a particular concentration in the Greater Boston Metropolitan Area, the ability of Boston Private Bank & Trust Company's customers to repay their loans is impacted by the economic conditions in these areas. Boston Private Bank & Trust Company's commercial loans are generally concentrated in the following customer groups:

               -      real estate developers and investors;

               -      financial service providers;

               -      technology companies;

               -      manufacturing and communications companies;

               -      professional service providers;

               -      general commercial and industrial companies; and

               -      individuals.

        Boston Private Bank & Trust Company's commercial loans, with limited exceptions, are secured by either real estate (usually, income producing residential and commercial properties), marketable securities or corporate assets (usually, accounts receivable, equipment or inventory). Substantially all of Boston Private Bank & Trust Company's residential mortgage and home equity loans are secured by residential property in eastern Massachusetts. As a result, conditions in the real estate market specifically, and the Massachusetts economy generally, can materially impact the ability of Boston Private Bank & Trust Company's borrowers to repay their loans and affect the value of the collateral securing these loans.

FLUCTUATIONS IN INTEREST RATES MAY NEGATIVELY IMPACT OUR BANKING BUSINESS

        Fluctuations in interest rates may negatively impact the business of Boston Private Bank & Trust Company. Boston Private Bank & Trust Company's main source of income from operations is net interest income, which is equal to the difference between the interest income received on interest-bearing assets (usually, loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually, deposits and borrowings). Boston Private Bank & Trust Company's net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce Boston Private Bank & Trust Company's net interest income as the difference between interest income and interest expense decreases. As a result, Boston Private Bank & Trust Company has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, we cannot assure you that a decrease in interest rates will not negatively impact Boston Private Bank & Trust Company's results from operations or financial position.

        An increase in interest rates could also have a negative impact on Boston Private Bank & Trust Company's results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to Boston Private Bank & Trust Company's allowance for possible loan losses.

OUR COST OF FUNDS FOR BANKING OPERATIONS MAY INCREASE AS A RESULT OF GENERAL ECONOMIC CONDITIONS, INTEREST RATES AND COMPETITIVE PRESSURES

        Our cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures. Boston Private Bank & Trust Company has traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, Boston Private Bank & Trust Company has had a higher percentage of its time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at Boston Private Bank & Trust Company decreases relative to its overall banking operations, Boston Private Bank & Trust Company may have to rely more heavily on borrowings as a source of funds in the future.

OUR INVESTMENT MANAGEMENT BUSINESS MAY BE NEGATIVELY IMPACTED BY CHANGES IN ECONOMIC AND MARKET CONDITIONS

        Our investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets.

        The financial markets and the investment management industry in general have experienced record performance and record growth in recent years. The financial markets and businesses operating in the securities industry, however, are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond our control. We cannot assure you that broad market performance will be favorable in the future. Any decline in the financial markets or a lack of sustained growth may result in a corresponding decline in our performance and may adversely affect the assets which we manage.

        In addition, Westfield Capital's management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion also provide for the payment of fees based on investment performance. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have a material adverse effect on our results of operations and financial condition.

OUR INVESTMENT MANAGEMENT BUSINESS IS HIGHLY REGULATED

        Our investment management business is highly regulated, primarily at the federal level. The failure of any of our subsidiaries that provide investment management services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions, including revocation of such subsidiary's registration as an investment adviser.

        Specifically, two of our subsidiaries, including Westfield Capital, are registered investment advisers under the Investment Advisers Act of 1940. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, Westfield Capital acts as a subadviser to a mutual fund which is registered under the Investment Company Act of 1940 and is subject to that act's provisions and regulations.

        We are also subject to the provisions and regulations of ERISA to the extent we act as a "fiduciary" under ERISA with respect to certain of our clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client of ours, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

        In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, upon no later than 60 days' notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days' notice.

        Boston Private Financial Holdings itself does not manage investments for clients, does not provide any investment management services and, therefore, is not a registered investment adviser. Boston Private Bank & Trust Company is exempt from the regulatory requirements of the Investment Advisors Act of 1940, but is subject to extensive regulation by the Federal Deposit Insurance Corporation and the Commissioner of Banks of The Commonwealth of Massachusetts.

OUR BANKING BUSINESS IS HIGHLY REGULATED

        Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. Boston Private Financial Holdings is subject to the federal Bank Holding Company Act of 1956, and to regulation and supervision by the Federal Reserve Board. Boston Private Bank & Trust Company, as a Massachusetts chartered trust company the deposits of which are insured by the Federal Deposit Insurance Corporation, is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC.

        Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which the Boston Private Financial Holdings and Boston Private Bank & Trust Company may conduct business and obtain financing.

        Furthermore, our banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates Boston Private Bank & Trust Company must offer to attract deposits and the interest rates it must charge on its loans, as well as the manner in which it offers deposits and makes loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally including Boston Private Bank & Trust Company.

TO THE EXTENT THAT WE ACQUIRE OTHER COMPANIES IN THE FUTURE, OUR BUSINESS MAY BE NEGATIVELY IMPACTED BY CERTAIN RISKS INHERENT WITH SUCH ACQUISITIONS

        Although we do not have an aggressive acquisition strategy, we have in the past considered, and will in the future continue to consider, the acquisition of other banking and investment management companies. To the extent that we acquire other companies in the future, our business may be negatively impacted by certain risks inherent with such acquisitions. These risks include the following:

        - the risk that the acquired business will not perform in accordance with management's expectations;

        - the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of our banking or investment management businesses;

        - the risk that management will divert its attention from other aspects of our business;

        -      the risk that we may lose key employees of the acquired business;
               and

        - the risks associated with entering into geographic and product markets in which we have limited or no direct prior experience.

YEAR 2000 COMPLICATIONS MAY NEGATIVELY IMPACT OUR BUSINESS

        The Year 2000 problem involves the inability of computer-based systems to recognize properly and process date-sensitive information involving dates after December 31, 1999. We have formed a Year 2000 project team to identify our information and non-information technology systems, procedures and practices that require modification or replacement. This team has also undertaken an assessment of the potential Year 2000 complications of third parties with whom we have a material relationship, including borrowers and material service providers. We currently estimate that out-of-pocket expenses related to our Year 2000 readiness program will be less than $100,000. Historically, the out-of-pocket expenses related to our Year 2000 readiness program have been negligible. As a result, we have not separately tracked such expenses.

        Our business is substantially dependent upon our data processing, software and hardware systems and upon our ability to process information. If we fail to be Year 2000 compliant, our business could be adversely impacted. In addition, since we are regulated by various state and federal regulatory agencies, our failure to be Year 2000 compliant could subject us to formal and informal supervisory or enforcement actions, which could have a further adverse impact on our business.

        Because we rely on third parties for software and other support, we are also subject to the risk that our operations could be disrupted by Year 2000 complications affecting the operations of these third parties. These risks include the inability to process and underwrite loan applications, to credit deposits and withdrawals from deposit accounts, to credit loan payments or track delinquencies, to reconcile and record daily activity and to engage in normal banking activities. We continue to discuss these matters with, obtain written certifications from, and test the systems of, certain third parties; however, we cannot assure you that these third parties will not experience Year 2000 complications or that their complications will not negatively impact our business.

        Additionally, to the extent any of our commercial borrowers who rely heavily on automated systems experience Year 2000 complications affecting their ability to make payments on their loans, our results of operations and financial position could be negatively impacted by increases in loan defaults and the consequences of such defaults, including increases to our allowance for possible loan losses.

        Moreover, we are subject to the potential risk that the Year 2000 problem will result in a general reduction in deposits by customers causing us to seek alternative and more costly or otherwise less favorable funding sources for our banking operations.

THE EXERCISE OF CERTAIN REGISTRATION RIGHTS MAY NEGATIVELY AFFECT THE MARKET VALUE OF OUR COMMON STOCK AND COULD IMPACT OUR ABILITY TO OBTAIN ADDITIONAL EQUITY FINANCING

        The holders of 3,140,367 shares of common stock (which includes the 800,000 shares being offered under this prospectus) have the right in certain circumstances to require us to register with the SEC up to 800,000 of their shares annually for resale to the public. These holders also have the right to include their shares in any registration statement we may otherwise file with the SEC. These registration rights may enable the holders to publicly sell shares which would otherwise be ineligible for sale in the public market. The sale of a substantial number of shares of common stock into the public market, or the availability of these shares for future sale, could adversely affect the market price for our common stock and could impair our ability to obtain additional capital in the future through an offering of equity securities should we desire to do so.

                                   THE COMPANY

        Boston Private Financial Holdings is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956. We are the parent holding company of Boston Private Bank & Trust Company, our wholly-owned bank subsidiary. Boston Private Bank & Trust Company is a trust company chartered in Massachusetts and insured by the Federal Deposit Insurance Corporation.

        On October 31, 1997, we acquired Boston-based Westfield Capital Management Company, Inc. In this transaction, which was accounted for as a pooling of interests, the former stockholders of Westfield Capital received 3,918,367 shares of our common stock. The purchase price was based on the average price of our common stock from January 1, 1997 through August 12, 1997, which was approximately $61/8. In addition, the former stockholders of Westfield Capital were granted registration rights in connection with the issuance of the shares in this transaction. See "Registration Rights."

        We conduct substantially all of our business through our wholly-owned subsidiaries, Boston Private Bank & Trust Company and Westfield Capital. Westfield Capital is located at One Financial Center in Boston, Massachusetts, and our principal offices are located at Ten Post Office Square, Boston, Massachusetts 02109.

        Through Boston Private Bank & Trust Company, we pursue a "private banking" business strategy and are principally engaged in providing banking, investment and fiduciary products to high net worth individuals, their families and their businesses in the greater Boston area and New England and, to a lesser extent, Europe and Latin America. Boston Private Bank & Trust Company offers a broad range of basic deposit services, including checking and savings accounts, with automated teller machine access, and cash management services through sweep accounts and repurchase agreements. Boston Private Bank & Trust Company also offers commercial, residential mortgage, home equity and consumer loans. In addition, Boston Private Bank & Trust Company provides investment advisory and asset management services, securities custody and safekeeping services, trust and estate administration and IRA and Keogh accounts.

        Through Westfield Capital, we serve the investment needs of individuals, families, trusts, endowments, foundations, pension and profit-sharing plans and 401(k) plans. Westfield Capital invests primarily in equities of companies which it expects to grow at above normal rates, and although Westfield Capital is not limited to such investments, it has a particular focus on companies deemed to have small to mid-sized capitalizations. In addition, Westfield Capital acts as the managing general partner or investment manager of three limited partnerships, one of which invests primarily in technology stocks and the other two of which invest primarily in equities of growth companies.

INVESTMENT MANAGEMENT

        We provide a range of investment management services to individuals, families, trusts, endowments, foundations, pension and profit-sharing plans and 401(k) plans. These services include the management of equity portfolios, fixed income portfolios, balanced portfolios, liquid asset management portfolios and mutual fund holdings. Portfolios are managed based on the investment objectives of each client, with each portfolio being positioned to benefit from long-term market trends.

TRUST ADMINISTRATION

        Acting as a fiduciary, we provide trust administration and estate settlement services. The services we provide include the ongoing fiduciary review of trust instruments, the collection and safekeeping of assets, the investment of trust assets, the distribution of income, the preparation of reports for court and tax purposes, the preparation of tax returns, the distribution of assets as required and communication with grantors, beneficiaries and co-trustees.

CUSTODIAN SERVICES

        We provide custodian services, including the safekeeping of securities, the settlement of securities transactions, the execution of trades and the automatic investment of cash balances.

LENDING ACTIVITIES

        Through Boston Private Bank & Trust Company, we specialize in lending to individuals and small businesses, including non-profit organizations, partnerships and professional corporations and associations. Loans made by Boston Private Bank & Trust Company to individuals include residential mortgage loans, unsecured and secured personal lines of credit, home equity loans, mortgage loans on investment and vacation properties, letters of credit and overdraft protection. Loans to businesses include commercial mortgage loans, revolving lines of credit, working capital loans, equipment financing and letters of credit. Generally, we lend only to borrowers located in eastern New England or to borrowers who may be located farther away, but who have collateral deposited with us in the form of cash or marketable securities or other collateral within our market area.

ASSET AND LIABILITY MANAGEMENT

        Generally, our objective with respect to asset and liability management is to maximize profit potential while minimizing the vulnerability of our operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates. Our actions in this regard are taken under the guidance of an Asset and Liability Management Committee which is comprised of members of senior management. This committee is involved in formulating the economic assumptions that we use in our financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. We have not engaged in any hedging activities.

INVESTMENT ACTIVITIES

        Our investment activities are an integral part of our overall asset/liability management. Our banking investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. The securities in which we may invest are subject to regulation and limited to securities which are considered "investment grade" securities.

SOURCES OF FUNDS

        Deposits made at Boston Private Bank & Trust Company's office location and through ATMs provide a major source of funds for use in lending and for other general business purposes. In addition, Boston Private Bank & Trust Company also relies on borrowings as a source of funds for its operations. As a result, Boston Private Bank & Trust Company has established various borrowing arrangements, including Federal Home Loan Bank of Boston advances, the sale of securities to institutional investors under repurchase agreements and, from time to time, the purchase of federal funds from other banking institutions.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares being offered by this prospectus.

                               REGISTRATION RIGHTS

        The registration of the shares being sold in this offering will discharge a portion of our obligations under the terms of a registration rights agreement which we entered into in connection with the acquisition of Westfield Capital.

        Pursuant to the registration rights agreement, we agreed to pay all expenses of registering the shares, including the legal fees of one legal counsel for the selling stockholders as a group. However, we are not obligated to pay any other legal expenses, brokerage and underwriting commissions, taxes of any kind and any accounting and other similar expenses of the selling stockholders. We also agreed to indemnify each selling stockholder and its officers, directors and other affiliated persons and any person who controls any selling stockholder against losses, claims, damages and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to certain limitations. In addition, each selling stockholder has severally agreed to indemnify Boston Private Financial Holdings and its directors, officers and any person who controls Boston Private Financial Holdings against all losses, claims, damages and expenses arising under the securities laws insofar as such losses, claims, damages or expenses relate to information furnished to Boston Private Financial Holdings by such selling stockholder for use in the registration statement or this prospectus or any amendment or supplement thereto or the failure by such selling stockholder (through no fault of Boston Private Financial Holdings) to deliver or cause to be delivered this prospectus or any amendment or supplement thereto to any purchaser of shares covered by this prospectus.

                              SELLING STOCKHOLDERS

        The shares of common stock being sold under this prospectus are being offered by and for the respective accounts of the selling stockholders. The following table sets forth the name and number of shares of common stock owned by each selling stockholder as of April 23, 1999. The amounts set forth below are based upon information provided by the selling stockholders and are accurate to the best of our knowledge.

                                                         Shares of                                       Shares of
                                                       Common Stock             Shares of            Common Stock Owned
                                                    Beneficially Owned        Common Stock           After the Offering
Selling Stockholder                               as of April 23, 1999(1)    Offered Hereby       Number(1)    Percent (2)
-------------------                               -----------------------    --------------       ---------    -----------

Arthur J. Bauernfeind(3)......................            764,662                 500,000           264,662        2.45%
Michael J. Chapman............................            529,613                  80,000           449,613        4.16
Jill A. Roeting(4)............................             39,349                  20,000            19,349         *
Hazard Family Foundation......................            144,000                 100,000            44,000         *
C. Michael Hazard(5)..........................          1,315,951                 100,000         1,215,575       11.25
                                                        ---------                 -------         ---------       -----
Total.........................................          2,649,575                 800,000         1,849,575       17.11

-----------------
*       Less than 1%.

(1) Includes options to purchase shares of common stock that are exercisable within 60 days of April 23, 1999.
(2) Based on 10,812,613 outstanding shares of common stock as of April 23, 1999. Options to purchase shares of common stock that are exercisable within 60 days of April 23, 1999 are deemed outstanding for computing the ownership of each selling stockholder as a percentage of the total number of shares outstanding, but are not deemed outstanding for computing the percentage of any other person or group.
(3) Includes 3,250 shares subject to options exercisable within 60 days of April 23, 1999.
(4) Includes 3,010 shares subject to options exercisable within 60 days of April 23, 1999.
(5) Includes 4,500 shares subject to options exercisable within 60 days of April 23, 1999.


                              PLAN OF DISTRIBUTION

        The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Boston Private Financial Holdings in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in transactions on the Nasdaq National Market or otherwise at prices related to the then current market price or in negotiated transactions. The selling stockholders may also make private sales either directly or through a broker or brokers. The selling stockholders may sell their shares of common stock by one or more of the following methods:

        - purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

        - ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

        - block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

        In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares of common stock covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration statement that we filed with the SEC to register the common stock offered in this offering. It does not repeat important information that you can find in the registration statement or in the reports and other documents that we file with the SEC. The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares of common stock offered under this prospectus:

        - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

        - the description of our common stock contained in the registration statement on Form SB-2 filed on August 30, 1993, including all amendments and reports updating such description.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address: Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109, Attention: Corporate Secretary (telephone number (617) 912-1900).

        You should rely only on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information electronically with the SEC. You may read a copy of any reports, statements or other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800- SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available from the Internet site maintained by the SEC at http://www.sec.gov.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for Boston Private Financial Holdings by its counsel, Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                     EXPERTS

        The consolidated financial statements of Boston Private Financial Holdings and its subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

================================================================================




                                 800,000 SHARES



                                 BOSTON PRIVATE
                            FINANCIAL HOLDINGS, INC.



                                  COMMON STOCK





                               -------------------

                                   PROSPECTUS

                               -------------------













                                  _______, 1999




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following are the estimated expenses of the distribution of the shares of common stock being registered hereunder:

        SEC Registration Fee.....................................   $ 1,500
        Legal Fees and Expenses..................................    20,000
        Blue Sky Qualification Fees and Expenses                      2,000
        Miscellaneous............................................     1,500
                                                                    -------
                 Total...........................................   $25,000
                                                                    =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant is a Massachusetts corporation. Reference is made to Chapter 156B, Section 13 of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (iv) for any transaction from which a director derived an improper personal benefit. The Registrant has adopted such provisions in its Articles of Organization.

        Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. The Registrant's Articles of Organization provide for indemnification to the full extent permitted under Section 67.

        The Registrant and its directors and officers currently carry liability insurance.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                DESCRIPTION
-------               -----------

4.1          -        Registration Rights Agreement dated as of August 13, 1997, between Boston Private Bancorp, Inc. and the individual
                      stockholders of Westfield Capital Management Company, Inc.
                      (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K of the Registrant, as filed with the Securities and Exchange Commission on August 21,
                      1997)
5.1          -        Opinion of Goodwin, Procter & Hoar LLP
23.1         -        Consent of KPMG Peat Marwick LLP
23.2         -        Consent of Goodwin, Procter & Hoar LLP (included in
                      Exhibit 5.1)
24.1         -        Power of Attorney (included on signature page)


ITEM 17.  UNDERTAKINGS.

        A.     The undersigned Registrant hereby undertakes to:

               1. File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) Include any additional or changed material information on the plan of distribution.

               provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) herein do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the undersigned Registrant under the Exchange Act.

               2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts on April 26, 1999.

                                         BOSTON PRIVATE FINANCIAL HOLDINGS, INC.


                                         By: /s/ Timothy L. Vaill
                                             -----------------------------------
                                             Timothy L. Vaill
                                             Chairman of the Board and Chief
                                              Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, each of the undersigned officers and directors of Boston Private Financial Holdings, Inc. hereby severally constitutes Timothy L. Vaill, Eugene S. Colangelo and Charles O. Wood, III and each of them singly, his or her true and lawful attorneys with full power to them, and each of them singly, to sign for the undersigned and in his or her name in the capacity indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in his or her name and in his or her capacity as an officer or director to enable Boston Private Financial Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his or her signature as it may be signed by his or her said attorney, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                                Date
---------                    -----                                ----


/s/ Timothy L. Vaill         Chairman of the Board and            April 26, 1999
--------------------------   Chief Executive Officer
Timothy L. Vaill             (Principal Executive Officer)


/s/ Walter M. Pressey        Executive Vice President and         April 26, 1999
--------------------------   Chief Financial Officer
Walter M. Pressey            (Principal Financial Officer and
                             Principal Accounting Officer)


/s/ Herbert S. Alexander     Director                             April 26, 1999
--------------------------
Herbert S. Alexander


/s/ Arthur J. Bauernfeind    Director                             April 19, 1999
--------------------------
Arthur J. Bauernfeind


/s/ Eugene S. Colangelo      Director                             April 20, 1999
--------------------------
Eugene S. Colangelo

Signature                    Title                                Date
---------                    -----                                ----


/s/ C. Michael Hazard        Director                             April 19, 1999
--------------------------
C. Michael Hazard


/s/ Lynn Thompson Hoffman    Director                             April 23, 1999
--------------------------
Lynn Thompson Hoffman


/s/ Allen Sinai              Director                             April 26, 1999
--------------------------
Allen Sinai


/s/ Charles O. Wood, III     Director                             April 26, 1999
--------------------------
Charles O. Wood, III


/s/ Peter C. Bennett         Director                             April 26, 1999
--------------------------
Peter C. Bennett

                                  EXHIBIT INDEX

Exhibit
Number                Description
-------               -----------

   4.1       -        Registration Rights Agreement dated as of August 13, 1997, between Boston Private Bancorp, Inc. and the individual
                      stockholders of Westfield Capital Management Company, Inc.
                      (Incorporated by reference to the corresponding exhibit to the Current Report on Form 8-K of the Registrant, as filed with the Securities and Exchange Commission on August 21,
                      1997)
   5.1       -        Opinion of Goodwin, Procter & Hoar LLP
  23.1       -        Consent of KPMG Peat Marwick LLP
  23.2       -        Consent of Goodwin, Procter & Hoar LLP (included in
                      Exhibit 5.1)
  24.1       -        Power of Attorney (included on signature page)